EXHIBIT 12

GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(Unaudited)
(In millions)

                                                 For the year ended
                                         -----------------------------------
                                          January 1,         December 31,
                                         -----------     -------------------
                                            2000          1998          1997
                                            -----         -----        -----

Fixed charges:
 Total interest expense                     $  501       $  451       $  477
One-third of rent expense                       39           25           25
                                            ------       ------       ------
Total fixed charges                            540          476          502
                                            ------       ------       ------
Add (deduct):
Income before income taxes,
extraordinary item and
   accounting change                         1,821          491          235
Interest capitalized                            10            7            6
                                            ------       ------       ------
                                             1,831          498          241
                                            ------       ------       ------
Earnings for fixed charges                  $2,371       $  974       $  743
                                            ======       ======       ======
Ratio of earnings to fixed charges           4.39x        2.05x        1.48x
                                            ======       ======       ======